Exhibit 99.1

Asure Software Amends its Credit Agreement; Improves Financial Flexibility

Austin, Texas, January 7, 2019 – Asure Software (NASDAQ-CM: ASUR), a leading provider of Human Capital Management (HCM) and workspace management software, today announced that it has successfully amended its credit agreement with Wells Fargo Bank, National Association and Goldman Sachs Specialty Lending Holdings, Inc., effective January 1, 2019.

Under the revised terms of the credit agreement, the leverage ratio covenant requirements were increased for two fiscal years, beginning with first quarter 2019, allowing for more flexibility as Asure Software continues to pursue its growth plans. Under these new terms, the maximum leverage ratio for the first three quarters of 2019 is 6:00:1, which is a change from 5.85:1 at March 31, 2019, 5.30:1 at June 30, 2019 and 5.10:1 at September 30, 2019.

In addition, Wells Fargo Bank and Goldman Sachs Specialty Lending Holdings have consented to Asure Software’s acquisition of Payroll Maxx LLC as a “permitted acquisition” and Asure Software borrowed a delayed term loan in the aggregate amount of $8.0 million to consummate the acquisition.

“This amendment to our credit agreement improves our financial flexibility as we proceed with our growth initiatives," stated Chief Financial Officer, Kelyn Brannon. “Wells Fargo and Goldman Sachs have been valuable allies to Asure Software over the years, and we’re pleased with their flexibility and partnership.”

Asure Software is passionate about empowering every client’s workspace with innovative technology to make each workday easier. Asure Software’s suite of products including HCM software, AsureForce Time & Labor Management, and the AsureSpace SaaS platform for managing, monitoring and analyzing the Agile Workspace, create the full employee engagement solution.

About Asure Software

Asure Software, Inc., headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enabled clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workspace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. Visit us at www.asuresoftware.com.

Contact:

Stacy Zellner

Director of Marketing, Asure Software

Telephone: 888-323-8835 x 3111

E-mail: szellner@asuresoftware.com

Investor Relations Contact:

Carolyn Bass

Market Street Partners

Telephone: 415-445-3232

E-mail: cbass@marketstreetpartners.com